Exhibit 99.1

P  R  E  S  S     R  E  L  E  A  S  E

Autoliv Declares Dividend

Announces Meeting of Stockholders

(Stockholm, December 18, 2012) – – – The Board of Directors of Autoliv Inc. (NYSE: ALV and SSE: ALIV sdb) – the worldwide leader in automotive safety systems – today declared a quarterly dividend to shareholders of 50 cents per share for the first quarter of 2013.

The dividend declared today will be payable on Thursday, March 7, 2013 to Autoliv shareholders of record on the close of business on Thursday, February 21, 2013. The ex-date when the shares will trade without the right to the dividend will be Tuesday, February 19.

The dividend paid to shareholders in the fourth quarter of 2012 – on December 6 – was also 50 cents per share. That dividend was an increase of 6% from the dividend of 47 cents per share paid in each of the third and second quarters of 2012, which in turn was 4% higher than the dividend of 45 cents per share paid in the first quarter of 2012.

The total dividend to be paid in the first quarter of 2013 will amount to approximately $48 million, based on the current number of shares outstanding of 95.5 million.

Shareholder AGM

The Board of Directors set Tuesday May 7, 2013 as the date for the Annual General Meeting of Shareholders to be held in Chicago, IL, USA.

Only holders of record at the close of business on March 11, 2013 will be entitled to be present and vote at the Meeting. Notice of the General Meeting will be mailed to the holders of record in the last week of March 2013.

Changes in the Board

Also at today’s meeting, Prof. Walter Kunerth, who recently turned 72, offered his resignation from the Board in accordance with Autoliv policy regarding director age limits. The Board accepted his resignation, effective at the conclusion of the Board meeting today, and thanked Prof. Kunerth for his long and distinguished service to the Board since first being elected as a director of Autoliv in 1998.

Under the rules of the New York Stock Exchange, listed companies with staggered boards should, if possible, have classes of equal size. Following Prof. Kunerth’s resignation, Dr. Wolfgang Ziebart, whose term as a director would have otherwise expired in 2015, agreed to be reclassified to the class standing for election in 2013. As a result, Autoliv now has three classes of directors, each consisting of three directors.

Inquiries:

Jan Carlson, President and CEO, Tel. +46-8-587 20 600

Autoliv Inc. Vasagatan 11, 7th Floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has approximately 80 facilities with more than 50,000 employees in 29 countries. In addition, the Company has ten technical centers in nine countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2011 grew by 15% to US $8.2 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This release contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q, and any amendments thereto, filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc. Vasagatan 11, 7th Floor P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 411 70 25 e-mail: mats.odman@autoliv.com	Autoliv North America 26545 American Drive Southfield, MI 48034, USA Tel +1 (248) 475-0427, Fax +1 (801) 625-6672 e-mail: ray.pekar@autoliv.com